UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                 Commission File Number: 0-49941
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                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q
              [ ] Form N-SAR

            For Period Ended:             September 30, 2002

        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form 10-Q
        [ ] Transition Report on Form N-SAR
            For the Transition Period Ended: _______________

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

Green Valley Gaming Enterprises, Inc.
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Full name of Registrant

N/A
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Former name if applicable

6380 McLeod Drive, Suite 9
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Address of Principal Executive Office (Street and Number)

Las Vegas, Nevada 89120
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City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
|X| prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement of other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The registrant's accounting staff was not able to complete the required financial information and deliver it to the registrant's independent public accountant for his review in time to complete the report prior to the filing deadline.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Thomas R. Meinders           702                   220-4770
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            (Name)              (Area  Code)         (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(x). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      Green Valley Gaming Enterprises, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2002                  By /s/ James F. Lisowski, Sr.
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                                         James F. Lisowski, Sr. Secretary and
                                           Chief Financial Officer

INSTRUCTIONS: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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Intentional misstatements or omissions of the fact constitute Federal Criminal
Violations (See 18 U.S.C.1001).
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